SPONSORSHIP AGREEMENT

THIS Exclusive Sponsor Agreement ("Agreement") is made and entered into this ____ day of November 2025 between Wellgistics Health, Inc, a Delaware corporation, with location at 3000 Bayport Drive, Suite 950, Tampa, FL 33607 ("Sponsor"), and Cutting Edge Sports Management, LLC, ("CESM"), a New Jersey corporation, with its principal place of business located at 27 Washington Ave, Unit 607, Milltown, NJ 08850, and together ("Parties").

WHEREAS, Sponsor desires to create a business relationship with CESM, including Dream Bowl XIV, taking place in Arlington, TX from January 8-11, 2026 (the "Event"), and receive the benefits as provided for in this Agreement as found in Section I in consideration for the sponsorship fee as found in Section II.

WHEREAS, CESM has the right to grant sponsorships for the Event.

NOW THEREFORE, for and in consideration of the terms set forth herein, and other good and valuable consideration received and hereby acknowledged to be adequate, Sponsor and CESM hereby agree as follows:

I. <u>Key Assets</u>: CESM shall provide Sponsor with the sponsorship assets and benefits described in this Section I (the "Key Assets"). The parties acknowledge and agree that the Key Assets constitute material obligations of CESM under this Agreement, and CESM shall use commercially reasonable efforts to produce, install, deliver, and make available each of the Key Assets in accordance with the timelines, standards, and requirements of the Event. If any Key Asset becomes unavailable due to circumstances beyond CESM's reasonable control, CESM shall promptly notify Sponsor and provide a mutually acceptable substitute asset of equal or greater value.

CESM shall deliver each Key Asset in accordance with a mutually agreed schedule developed in good faith by the parties, and in no event later than the applicable deadlines required for their use during Dream Bowl XIV. CESM shall provide Sponsor with reasonable advance notice of all installation, production, publication, and activation dates to allow Sponsor sufficient time to participate in and prepare for such deliverables.

Key Assets shall include the following:

A. Intellectual Property
- "Official Prescription Fulfillment Technology Partner of Dream Bowl XIV"
- "Official Dream Bowl Prescription sponsor"
- Press Release Announcing Partnership

B. On-Field and In-Venue Branding
- End Zone Signage during live game broadcasts providing TV-visible exposure
- Logo Display on AT&T Stadium Jumbotron
- (4) PA Reads in AT&T Stadium during Dream Bowl

C. Experiential & Health Activation Zones
- Prescription Fulfillment Fan Zone (Fan Expo): Set up interactive kiosks at Fan Fest showcasing non-opioid treatment technologies
- Banner at Fan Festival
- Athlete Education Session: Sponsor a session for college athletes on non-opioid recovery and long-term wellness

D. Broadcast and Digital Media Assets
- TV and Livestream Mentions: "Prescription Fulfillment Partner Spotlight" feature during Dream Bowl broadcast coverage
- Social Media Campaign Integration: Co-branded content on Dream Bowl's Instagram, X (Twitter), and YouTube showcasing non-opioid recovery ambassadors (former athletes, trainers)
- Interaction with fans through Datavault AI's patented ADIO® technology

E. Community and Athlete Programs
- Charitable Tie-Ins: Align with Dream Bowl's charitable initiatives focusing on athletic rehab programs and local youth injury prevention clinics.

F. VIP Experiences
- VIP access to player locker rooms

If CESM is unable to deliver any Key Asset due to venue restrictions, operational issues, production limitations, or any circumstance beyond its reasonable control, CESM shall promptly notify Sponsor and provide a replacement asset of equal or greater promotional value, subject to Sponsor's reasonable approval. If no mutually acceptable substitute is available, Sponsor shall be entitled to a pro-rata refund of the Sponsorship Fee attributable to the undelivered Key Asset.

Limitations on Product and Information Distribution

CESM and AT&T Stadium place restrictions on the display and distribution of free samples of Sponsor's products and free premium promotional products, and the distribution of printed material related to merchandise, products or services provided by Sponsor. Among other restrictions, such activities: (i) may not interfere with the use of facility entrances and exits or the flow of pedestrian or vehicular traffic; (ii) may not harass, embarrass, or intimidate the people being solicited; (iii) may not violate any applicable law or regulation; (iv) may only be authorized from January 8-11, 2026 for all Dream Bowl XIV events; (v) may only be conducted from booths, tables, and kiosks immediately adjacent to the facility or facilities) the locations which have been authorized by CESM; (vi) must be conducted in accordance with CESM rules, including but not limited to, those regarding safety; and (vii) must not include making sales or taking orders.

II. Sponsorship Fee.

Sponsor agrees to pay a sponsorship fee of $250,000.00 (Two-hundred fifty thousand dollars) due upon execution of this Agreement.

III. Other Costs.

Except as specifically stated herein, Sponsor personnel will be responsible for the implementation and coordination of all on-site Sponsor promotional activities authorized to be conducted under Section I. Sponsor shall also be responsible for all costs associated with the production of approved materials to be distributed on site, as well as any costs associated with Sponsor approved activities, pre- or post-event (such as production and delivery of temporary signage and off-campus point of sale display and promotional advertising).

IV. Advertising and Promotional Policies and Standards and Approval Process.

A. The Dream Bowl Title and all advertising and promotional material related to the performance of this Agreement, including but not limited to radio and television broadcasts and print media, off-site point-of-sale displays and media advertising, the advertising to be displayed or announced at Dream Bowl XIV, the product information material related to Sponsor products, merchandise, or services, free products or merchandise of Sponsor and free premium promotional products (collectively the "Advertising and Promotional Materials") to be distributed at all Dream Bowl events, must comply with all applicable laws. The parties will cooperate with each other in order to assure compliance and CESM will use reasonable efforts to notify Sponsor of its approval or disapproval within three (3) days from the date of submission. Requests for written approval of CESM shall be in writing, accompanied by the material requested to be approved, and transmitted by email, facsimile, express mail, overnight carrier, or regular mail depending upon the expected response time by CESM. A written response will be transmitted to Sponsor by the same means unless response by other means is specified. Failure by Sponsor to obtain prior written approval before engaging in activities identified above in this Section shall be a material breach of this Agreement. All requests for approval of CESM shall be addressed as follows:

Cutting Edge Sports Management
27 Washington Ave, Unit 607
Milltown, NJ 08850
Attention: Neil Malvone

Notwithstanding anything to the contrary, Sponsor shall not be required to participate in, approve, or distribute any advertising, promotional content, or messaging that Sponsor reasonably believes may violate any applicable healthcare, pharmaceutical, medical device, privacy, consumer protection, FDA, FTC, HIPAA, or related regulatory requirements. Sponsor shall have the right to decline or request modifications to any such content without being deemed in breach of this Agreement.

V. Term.

This Agreement and the rights granted Sponsor hereunder shall be for the term beginning on the date of this Agreement until February 15, 2026.

VI. Indemnification and Insurance.

During the Term of this Agreement, Sponsor shall obtain and maintain in force a policy or policies of insurance, issued by an insurer authorized to do business in the State of Texas and

naming CESM, and all Dream Bowl XIV facilities as additional insureds, that provides coverage of at least Five Hundred Thousand Dollars ($500,000.00) per person and One Million Dollars ($1,000,000.00) per occurrence for the injury or death of any person and One Hundred Thousand Dollars ($100,000.00) for damage to property that results directly or indirectly from (i) free samples of Sponsor's products distributed pursuant to this Agreement; and/or (ii) any intentional or negligent act or omission of Sponsor's officers, employees, agents, or contractors during the time or times that they are on property or in facilities of CESM's use during Dream Bowl XIV weekend for the purpose of engaging in or in preparation for engaging in any activity or purpose authorized by this Agreement.

Sponsor will save and hold harmless CESM and all other Dream Bowl XIV facilities and the officers, employees, and contractors of each from all claims, damages, causes of action, and judgments for the injury or death of any person or damage to property that directly or indirectly result from (i) free premium promotional products or samples of Sponsor's products distributed pursuant to this Agreement; (ii) the intentional or negligent acts or omissions of Sponsor, its officers, employees, agents, or contractors while engaged in any activity or in preparation for engaging in any activity authorized by this Agreement; (iii) a breach or default by Sponsor of the representations, warranties or other obligations contained herein; and/or (iv) any advertisement prepared by the Sponsor, including without limitation, any claims or liabilities for libel, slander, illegal or unfair competition or trade practices; infringement of trademarks, trade names or logos of third parties or CESM; violations of rights of privacy, publicity, infringements of copyrights or music performance rights and/or other proprietary rights; or advertisements which are otherwise contrary to law.

VII. Survival.
The Provisions of Section VI. A. shall survive any cancellation or termination of this Agreement.

VIII. No Joint Venture.
This Agreement does not constitute and shall not be construed as constituting a partnership, agency, employee/employer relationship or joint venture between Sponsor and CESM. Neither party shall have any right to obligate or bind the other party in any manner whatsoever.

IX. Marks.

During the Term, CESM grants to Sponsor a limited, non-exclusive, non-transferable, royalty-free license to use the Dream Bowl XIV name, trademarks, logos, and related branding solely in connection with Sponsor's activation and promotion of its sponsorship of Dream Bowl XIV, subject to CESM's reasonable brand guidelines. CESM shall provide Sponsor with the necessary digital artwork and usage guidelines within ten (10) days of the Effective Date.

Sponsor shall retain all right, title and interest in Sponsor's name and its related marks and logos. CESM shall retain all rights in their name, trademarks, and logos and in the name, trademarks, and logos of Dream Bowl, Dream Bowl XIV, and CESM. This Agreement shall not be construed to give either party the right to use the marks of the other party, after expiration of the Term hereof.

X. General.

Miscellaneous provisions:

A. Entire Agreement. This Agreement constitutes the entire agreement between the parties with regard to the subject matter and shall supersede any and all other agreements, oral or written, between the parties. Any amendment or modification of this Agreement must be in writing and signed by an authorized representative of each party.

B. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected.

C. Subject to Laws, Regulations and Rules. This Agreement is subject to all federal, state, and municipal laws and regulations now in force, or which may be enacted in the future.

D. Assignment and Waiver. This Agreement, including the rights under it, may not be assigned, or transferred. Failure of either party to enforce any provision herein shall not be constructed as a general relinquishment or waiver as to that or any other provision.

E. The validity, interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of New Jersey.

IN WITNESS WHEREOF, the said parties have caused this Agreement to be executed with signature on the date written below:

DocuSigned by:
Neil Malvone
6F1B2B7DAC354BD...

11/26/2025, 2025

Neil Malvone
Cutting Edge Sports Management
CEO

Signed by:
Prashant Patel
B9E7D961A21B4F4...

11/25/2025, 2025

Prashant Patel
Wellgistics Health, Inc
Executive Chairman, Chief Executive Officer and President